Exhibit 10.2

April 6, 2021

Timothy Trodden

Dear Tim:

On behalf of Butterfly Network, I am pleased to offer you a position as Senior Vice President and Chief Human Resources Officer, beginning on or around April 19, 2021. You will report directly to me. This offer is contingent upon the approval of the Compensation Committee of the Butterfly Network Board of Directors. Such approval will be requested on or about April 14, 2021.

Your annualized compensation in this position will consist of an annual base salary of $400,000 paid in twice monthly pay periods, less required deductions.

You will receive an annual prorated discretionary bonus with a target of 50% of your base salary, based on goals, objectives, and performance metrics to be determined by Butterfly Network’s management. Such bonus will be paid in the first quarter of the following calendar year. It will be a condition of your eligibility to receive any bonus that you remain employed with Butterfly Network through the date of payment of such bonus.

You will receive two taxable payments of $50,0000 each. The first will be paid on your first payroll check after the six month anniversary of your start date, as a sign-on bonus. Such payment will be recoverable in full by the company in the event you voluntarily terminate your employment prior to 12 months from your start date (whether such voluntary termination occurs on, before, or after your start date).

On the first payroll check after your one year anniversary, you will receive the second taxable payment of $50,000 in your payroll check, as a retention bonus.

In addition to the outlined cash compensation, you will receive $1,000,000 equivalent of equity, consisting of 50% restricted stock units and 50% stock options in Butterfly Network, that (i) will be subject to the terms of the grant documents therefore, (ii) subject to continued service and the specific terms of your grant, will vest over a four year period with the following schedule: 25% on the last day of the calendar quarter of the one year anniversary of your start date, and 2.083% at the end of each month thereafter.

You will be eligible to participate in Butterfly’s long term incentive program, once established and approved by the Compensation Committee of the Butterfly Board of Directors.

You will be based out of Butterfly’s facility in Boston, MA. As part of your relocation, Butterfly will reimburse reasonable moving expenses up to $150,000, provided you move within 12 months of your start date.

Butterfly Network recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Butterfly Network’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date.

Further, while we expect you to remain with Butterfly Network for a long time, this letter is not an employment contract and you will be an at-will employee.

This letter is subject to successful completion of a background check and upon the completion of references. By signing this letter, you authorize Butterfly Network to conduct such background check.

Butterfly Network considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Butterfly Network’s Non-competition/Non-solicit, Confidentiality and Intellectual Property Agreement.

Please note this offer will expire on April 30, 2021, unless accepted by you in writing prior to such date.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Butterfly Network. We firmly believe that Butterfly Network offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Kindest,

Butterfly Network, Inc.

By: /s/ Todd Fruchterman, MD, PhD

Name: Todd Fruchterman, MD, PhD

Title: Chief Executive Officer and President

ACCEPTED AND AGREED:

Signature: /s/ Timothy Trodden

Name: Timothy Trodden